Exhibit 10.28

December 14, 2010

Gregory Papaz

53 Stone Ridge Drive

Ringwood, NJ  07456

Dear Greg:

It is with great pleasure that I offer you the position of Senior Vice President US Commercial Operations with Optimer Pharmaceuticals, Inc. reporting to Pedro Lichtinger.

Associated with this opportunity, the Company offers the following compensation and benefits:

1.               Annual Salary.  $310,000 US Dollars, paid semi-monthly in arrears in accordance with the Company’s payroll practices.

2.               Optimer offers a competitive benefit package to you and your eligible dependents that includes Medical, Dental, Vision, Group Term Life Insurance, Long Term Disability Insurance, a 401(k) plan and several voluntary benefit options.

3.               Stock Options: The Company will provide you with the following long-term incentive compensation arrangement in accordance with the terms of Company’s 2006 Equity Incentive Plan (“Equity Incentive Plan”).  Upon the commencement of your employment and subject to approval of the Board, you will be granted the following stock options:

An Option to purchase 100,000 shares of Optimer Pharmaceuticals, Inc. common stock at the current fair market value on the date of the grant.  The vesting schedule for this Option is over a four year period with a one-year cliff and monthly vesting thereafter.

4.             Optimer has 11 official holidays.  In addition, you will begin accruing paid vacation at a rate of 17 days per year (5.67 hours per pay period) beginning with your first pay period as a full-time employee.  You will also be provided with 5 days of sick time per year.

5.               Incentive Compensation Plan.  Optimer has an incentive compensation plan which provides for the payment of cash bonuses to our Chief Executive Officer, Vice Presidents, and Director-level employees.  The position SVP, US Commercial Operations will be eligible for a target bonus of a Sr. Vice President level position.  Target incentive compensation for a Sr.Vice President level is 35% of annual salary. Actual bonuses paid under the Plan are based on the achievement of established corporate and individual goals and require board approval.  Plan participants must be hired by July 1st to participate in the plan year.  Bonus amounts will be pro-rated for plan participants that are hired after January 1st, but before July 1st in the plan year.

6.               Severance Benefit Plan.  Optimer has a severance benefit plan and attached is a summary of our plan provisions.  Your position will be eligible for benefits at the Company Officer and Vice President level.  Notwithstanding your actual number of months of service at any point in time, the benefits to which you may be entitled under the severance benefit plan, if any, will be calculated on the basis of your actual number of months of service plus 12 additional months.

Please understand that this offer is contingent upon your consent for Optimer, through an outside firm, to complete a criminal background check and verification of information provided on your employment application.   Attached is a form for you to complete giving Optimer authorization to conduct your background investigation.

We would like you to start on Monday, December 20th in San Diego.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations.  You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook.  You will also be expected to sign and comply with an Employee Proprietary Information Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.   You will receive a copy of our Employee Proprietary Information Agreement for your review with this employment offer and also enclosed is our employee benefit summary.

We look forward to working with you as part of the Optimer team.  If you accept the position, please let Diane McCarty know and sign and return your acceptance letter along with the authorization for the background investigation.  Diane can be reached at dmccarty@ optimerpharma.com, or 858-909-0736, ext. 139.

Best Regards,

/s/ Pedro Lichtinger
Pedro Lichtinger
President & Chief Executive Officer

I accept the offer as stipulated above:	/s/ Gregory Papaz	12/20/2010
	Signature	Date